Exhibit 10.7

JARDEN CORPORATION

RESTRICTED STOCK AGREEMENT

This AGREEMENT, dated as of the 24th day of May, 2007 (the “Agreement”), by and between Jarden Corporation, a Delaware corporation (the “Corporation”), and Ian G.H. Ashken (the “Restricted Stockholder”).

W I T N E S S E T H :

WHEREAS, the Restricted Stockholder is an employee of the Corporation;

WHEREAS, the Restricted Stockholder entered into the Third Amended and Restated Employment Agreement, dated as of May 24, 2007 (the “Employment Agreement”), by and between the Corporation and the Restricted Stockholder, pursuant to which it was contemplated that the Restricted Stockholder would receive a grant of 95,000 shares of restricted stock (the “Performance Share Grant”);

WHEREAS, the parties hereto desire to enter into this Agreement on the terms hereinafter set forth.

NOW THEREFORE, the parties hereto, in consideration of the promises set forth herein and the payment of $10 by the Corporation to the Restricted Stockholder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. Grant of Restricted Shares. (a) Pursuant to the provisions of the Corporation’s Amended and Restated 2003 Stock Incentive Plan, (the “Stock Incentive Plan”), effective as of May 24, 2007 (the “Date of Grant”), the Corporation hereby grants to the Restricted Stockholder 95,000 shares of Common Stock (the “Performance Shares”), subject to all of the terms and conditions of this Agreement, the Employment Agreement and the Stock Incentive Plan.

(b) The grant of Performance Shares set forth in paragraph 1(a) above shall be in satisfaction of the Corporation’s obligations to grant the first tranche of Restricted Stock under Section 3(c) of the Employment Agreement.

(c) All capitalized terms used herein but not defined shall have the meanings given to such terms in the Stock Incentive Plan.

2. Vesting Period. The Performance Shares shall no longer be subject to the restrictions set forth herein on the earlier to occur of:

(a)	the date that the average closing price of the Corporation’s Common Stock on the New York Stock Exchange (or such other national securities exchange on which the Common Stock may then be traded) for any period of five consecutive trading days equals or exceeds forty-eight dollars and 70/100 ($48.70); or

(b)	the date there is a Change of Control of the Corporation (as defined in the Employment Agreement).

Except as otherwise provided in the Employment Agreement, in the event the Restricted Stockholder’s employment is terminated by the Corporation or voluntarily by the Restricted Stockholder, the Restricted Stockholder will surrender all of the unvested Performance Shares issuable pursuant to the terms hereof.

The number of shares granted and the stock price referred to above shall be adjusted for changes in the Common Stock as outlined in Section 18.4 of the Stock Incentive Plan or as otherwise mutually agreed in writing between the parties.

3. Non-Transferability. The Performance Shares that remain subject to the restrictions set forth herein may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder until such restrictions shall have lapsed in accordance with the terms hereof or in the event of a transfer, assignment, pledge or other disposal, such event has been approved by the Compensation Committee of the Board of Directors. Restricted Stockholder agrees that, to the extent the restrictions set forth herein lapse with respect to any of the Performance Shares, such unrestricted Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder, provided that Restricted Stockholder shall be entitled to (i) satisfy the minimum withholding tax obligation (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve) by electing to have the Corporation withhold from the Performance Shares that number of shares having a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve), determined on the date that the amount of tax to be withheld is to be determined, and (ii) thereafter sell only 20% (but not more than 20%) of the remaining vested Performance Share Grant in any calendar year ending prior to January 1, 2012; and provided further, that Restricted Stockholder shall be entitled to sell all such vested Performance Shares at any time on or after the earlier to occur of January 2012 or a Change of Control of the Corporation, subject to applicable law, regulation or stock exchange rule.

4. No Right to Continued Employment. Nothing in this Agreement shall confer upon the Restricted Stockholder any right with respect to continuance of employment by the Corporation, nor shall it interfere in any way with the right of

Corporation to terminate the Restricted Stockholder’s employment at any time. This Agreement does not constitute an employment contract. This Agreement does not guarantee employment for the length of time of the vesting period or for any portion thereof.

5. Restricted Stockholder Bound by Plan. The Restricted Stockholder hereby acknowledges receipt of a copy of the Stock Incentive Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Stock Incentive Plan, the provisions of this Agreement shall control. The Restricted Stockholder agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan.

6. Section 83(b) Election. If the Restricted Stockholder files an election with the Internal Revenue Service to include the Fair Market Value of any Performance Shares in gross income as of the Date of Grant, the Restricted Stockholder agrees to promptly furnish the Corporation with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

7. Withholding Taxes. The Performance Shares will be subject to any federal, state, or local taxes of any kind required by law at the time the Performance Shares vest and become nonforfeitable. By accepting the Performance Shares, the Restricted Stockholder agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Performance Shares by making a cash payment to the Corporation equal to the required withholding amount or by electing to have the Corporation withhold from the Performance Shares that number of shares having a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve), determined on the date that the amount of tax to be withheld is to be determined.

8. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Chief Executive Officer of the Corporation at its principal corporate offices at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580. Any notice required to be given or delivered to the Restricted Stockholder shall be in writing and addressed to the Restricted Stockholder at the address set forth on the signature page hereto or to such other address as such party may designate in writing from time to time to the Corporation. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

(signature page follows)

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Restricted Stockholder has executed this Agreement as of the 24th day of May, 2007.

JARDEN CORPORATION

By:	/s/ Martin E. Franklin
Name:	Martin E. Franklin
Title:	Chairman and Chief Executive Officer

RESTRICTED STOCKHOLDER

/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Address:

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